Exhibit No. 10.35

Description of Executive Officer Compensation

    Gerber Scientific's executive compensation program consists primarily of (1) base salary, (2) annual incentive cash bonus opportunities and (3) long-term equity-based incentives. This report describes the three principal elements of compensation generally available to executives.

    Base Salary Compensation. The committee establishes and reviews the base salaries of Gerber Scientific's executive officers on an annual basis. The committee evaluates each executive's salary history, scope of responsibility, prior experience, past performance and expected contribution to Gerber Scientific's future success. In the case of all executive officers other than the Chief Executive Officer, the committee also considers the recommendations of the Chief Executive Officer.

    The committee compares compensation levels for its executive officers to the compensation of executives employed by companies considered to be in Gerber Scientific's peer group, which includes some of the companies in the peer group reflected in the performance graph included in this proxy statement. The committee also considers each executive officer's base pay relative to the executive's total compensation package, including cash incentives and long-term equity-based incentives. In making its salary decisions, the committee exercises its discretion and judgment based upon the foregoing factors. The committee does not apply any formula to assign particular weight to any one factor. Because of adverse business conditions, the committee did not approve general increases in the base salaries of Gerber Scientific's executive officers for fiscal 2004 over prior-year levels. .

    Annual Cash Bonuses. Gerber Scientific's bonus plan provides for annual incentive bonus payments to be made to Gerber Scientific's executive officers upon the achievement of pre-established performance goals which are linked to the financial performance of Gerber Scientific and its subsidiaries. The committee establishes the performance goals each fiscal year from a number of financial objectives defined in the bonus plan, including cash flow and earnings before interest and taxes, or "EBIT."

    The target bonus potential for each fiscal year is fixed by the committee as a percentage of the executive's base salary at the close of the prior fiscal year. Target bonus potential levels are set at the beginning of the fiscal year, but may be increased in the event of a promotion. The maximum cash bonus payable to any executive is two times the target bonus potential, with the amount payable determined by the degree of achievement of the performance goals applicable to either Gerber Scientific or a designated subsidiary where the executive is employed. The target bonus potential levels are tied to the median of bonus compensation paid to executives of companies considered to be in Gerber Scientific's peer group.

    Long-Term Incentive Compensation. A third component of an executive officer's compensation consists of awards under Gerber Scientific's stock incentive plan pursuant to which Gerber Scientific grants executive officers and other key employees options to purchase shares of common stock and other equity-based awards, including restricted shares. The committee believes that long-term equity-based incentive awards strengthen Gerber Scientific's ability to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of shareholders. The committee believes that such equity-based compensation provides executives with a continuing stake in Gerber Scientific's long-term success.

    Stock option and restricted stock grants are generally determined by the level of responsibilities and the performance of the executive officer. Stock options are granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant and vest in equal amounts over a three-year period. Restricted stock awards vest according to terms established by the committee at the time of grant. Vesting of particular awards may range from vesting upon grant to vesting over periods of up to five years after the grant date. Executives generally must be employed by Gerber Scientific at the time of vesting to exercise stock options or to receive common stock underlying grants of restricted stock free of restrictions.

    To determine the level and reasonableness of stock option grants to its Chief Executive Officer and other most highly compensated executive officers, the committee allocates to the Chief Executive Officer and other executive officers a percentage of the total stock options granted annually to all employees. The Committee determines this allocation based in part on its review of executive stock option allocation practices of other companies considered to be within Gerber Scientific's peer group.